As filed with the Securities and Exchange Commission on May 7, 2024

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Spirit AeroSystems Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization) 3801 South Oliver Wichita, Kansas (Address of Principal Executive Offices)	20-2436320 (I.R.S. Employer Identification No.) 67210 (Zip Code)

AMENDED AND RESTATED SPIRIT AEROSYSTEMS EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

Mindy McPheeters

Senior Vice President, General Counsel & Corporate Secretary

Spirit AeroSystems Holdings, Inc.

3801 South Oliver

Wichita, Kansas 67210

(316) 526-9000

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Katherine Terrell Frank

Vinson & Elkins L.L.P.

2001 Ross Avenue, Suite 3900

Dallas, Texas 75201

(214) 220-7860

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act of 1934.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933. ☐

EXPLANATORY NOTE

At the 2024 annual meeting of stockholders of Spirit AeroSystems Holdings, Inc. (the “Company” or the “Registrant”), the Company’s stockholders approved an amendment (the “2024 Amendment”) to the Amended and Restated Spirit AeroSystems Employee Stock Purchase Plan (the “ESPP”), to increase the maximum number of shares of the Company’s Class A Common Stock, $0.01 par value per share (“Common Stock”) that may be issued under the ESPP to 4,500,000.

The Registrant is filing this Registration Statement on Form S-8 (this “Registration Statement”) pursuant to General Instruction E of Form S-8 to register the offer and sale of an additional 3,500,000 shares of Common Stock that may be issued pursuant to the ESPP, which are available as a result of the 2024 Amendment. Pursuant to General Instruction E to Form S-8, the contents of the Registration Statement on Form S-8 with respect to the ESPP (Registration No. 333-220358) (the “Original Registration Statement”), filed with the Securities and Exchange Commission on September 6, 2017, including the information contained therein, are hereby incorporated by reference to this Registration Statement, except that the provisions contained in Part II of the Original Registration Statement are modified as set forth in this Registration Statement.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of this registration statement will be sent or given to participants in the ESPP, as specified by Rule 428(b)(1) promogulated under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents are incorporated herein by reference:

a)	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2023 (the “Form 10-K”);

b)	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 28, 2024;

c)	the Registrant’s Current Reports on Form 8-K filed on February 27, 2024 (Item 5.02 only), April 23, 2024 and April 29, 2024; and

d)	the description of the Registrant’s Common Stock contained in the Registrant's Registration Statement on Form 8-A filed on November 16, 2006, Exhibit 4.2 to the Registrant’s Form 10-K, and any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

Not required to be filed with this Registration Statement pursuant to General Instruction E to Form S-8.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not required to be filed with this Registration Statement pursuant to General Instruction E to Form S-8.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant is incorporated under the laws, as amended, of the State of Delaware. Under Section 145 of the Delaware General Corporation Law (the “DGCL”), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation’s request, in such capacities with another enterprise, against expenses, including attorneys’ fees, as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

Both the Registrant’s certificate of incorporation and its by-laws provide for the elimination of personal liability of its directors and the indemnification of its directors and officers, each to the fullest extent permitted by the DGCL. The Registrant has entered into indemnification agreements with certain of its directors and officers that may require the Registrant, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors, officers or employees of the Registrant and to advance the expenses incurred by such parties as a result of any threatened claims or proceedings brought against them as to which they could be indemnified. The Registrant’s directors and officers are also covered by insurance policies maintained against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act or the Exchange Act.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not required to be filed with this Registration Statement pursuant to General Instruction E to Form S-8.

ITEM 8. EXHIBITS

Exhibit Number	Description

4.1	Third Amended and Restated Certificate of Incorporation of Spirit AeroSystems Holdings Inc. (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 1, 2017).

4.2	Tenth Amended and Restated Bylaws of Spirit AeroSystems Holdings, Inc. (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 27, 2023).

4.3	Specimen Copy of Spirit’s Class A Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Amendment No. 5 to Form S-1 (Commission File No. 333-135486) filed on November 17, 2006).

5.1	Opinion of Vinson & Elkins L.L.P.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Vinson & Elkins L.L.P. (included in the opinion filed as Exhibit 5.1 herein).

24.1	Power of Attorney (included on the signature page of this Registration Statement).

99.1	Amended and Restated Spirit AeroSystems Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 29, 2024).

107	Filing Fee Table.

ITEM 9. UNDERTAKINGS

Not required to be filed with this Registration Statement pursuant to General Instruction E to Form S-8.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wichita, State of Kansas, on May 7, 2024.

SPIRIT AEROSYSTEMS HOLDINGS, INC.

By:	/s/ Mindy McPheeters
Name:	Mindy McPheeters
Title:	Senior Vice President, General Counsel and Corporate Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, hereby constitutes and appoints Mark J. Suchinski and Mindy McPheeters or either one of them, his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Patrick M. Shanahan Patrick M. Shanahan	Director, President and Chief Executive Officer (Principal Executive Officer)	May 7, 2024
/s/ Mark J. Suchinski Mark J. Suchinski	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	May 7, 2024
/s/ Damon Ward Damon Ward	Vice President and Corporate Controller (Principal Accounting Officer)	May 7, 2024
/s/ Robert D. Johnson Robert D. Johnson	Director, Chairman of the Board	May 7, 2024
/s/ Stephen Cambone Stephen Cambone	Director	May 7, 2024
/s/ Jane P. Chappell Jane P. Chappell	Director	May 7, 2024
/s/ Irene M. Esteves Irene M. Esteves	Director	May 7, 2024
/s/ William Fitzgerald William Fitzgerald	Director	May 7, 2024
/s/ Paul Fulchino Paul Fulchino	Director	May 7, 2024
/s/ Ronald T. Kadish Ronald T. Kadish	Director	May 7, 2024
/s/ John L. Plueger John L. Plueger	Director	May 7, 2024
/s/ James Ray, Jr. James Ray, Jr.	Director	May 7, 2024
/s/ Laura H. Wright Laura H. Wright	Director	May 7, 2024